    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 20, 2000
                                                      REGISTRATION NO. 333-_____


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   -----------
                                    FORM S-8

                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                                     UBS AG
             (Exact Name of Registrant as Specified in Its Charter)

                                   SWITZERLAND
         (State or Other Jurisdiction of Incorporation or Organization)

                                   98-0186363
                     (I.R.S. Employer Identification Number)

                   BAHNHOFSTRASSE 45, ZURICH, SWITZERLAND, AND
                      AESCHENVORSTADT 1, BASEL, SWITZERLAND
                    (Address of Principal Executive Offices)

                            UBS AG OMNIBUS STOCK PLAN
                         UBS AG EQUITY INCENTIVE PROGRAM
                            (Full Title of the Plan)

                           ROBERT C. DINERSTEIN, ESQ.
                                     UBS AG
                                 299 PARK AVENUE
                            NEW YORK, NEW YORK 10171
                                 (212) 821-3000
            (Name, Address and Telephone Number of Agent for Service)

                                   COPIES TO:
                            MICHAEL M. WISEMAN, ESQ.
                            REBECCA J. SIMMONS, ESQ.
                               SULLIVAN & CROMWELL
                                125 BROAD STREET
                            NEW YORK, NEW YORK 10004
                                 (212) 558-4000

                         CALCULATION OF REGISTRATION FEE

=======================================================================================================================
                                                                  PROPOSED MAXIMUM     PROPOSED MAXIMUM      AMOUNT OF
       TITLE OF EACH CLASS OF                                    OFFERING PRICE PER   AGGREGATE OFFERING   REGISTRATION
    SECURITIES TO BE REGISTERED     AMOUNT TO BE REGISTERED(1)         SHARE                PRICE               FEE
-----------------------------------------------------------------------------------------------------------------------
ORDINARY SHARES, PAR VALUE CHF 10        8,795,000                (2)               $1,200,077,750(2)       $316,821(2)
-----------------------------------------------------------------------------------------------------------------------
DEFERRED COMPENSATION OBLIGATIONS     $200,000,000               100%                 $200,000,000           $52,800
=======================================================================================================================

     (1) IN ADDITION, PURSUANT TO RULE 416(C) UNDER THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT ALSO COVERS AN INDETERMINATE AMOUNT OF INTERESTS TO BE OFFERED OR SOLD PURSUANT TO THE EMPLOYEE BENEFIT PLAN(S) DESCRIBED HEREIN.

     (2) PURSUANT TO RULE 457(H)(1) AND 457(C) OF THE SECURITIES ACT OF 1933, AS AMENDED, THE PROPOSED MAXIMUM OFFERING PRICE AND THE AMOUNT OF THE REGISTRATION FEE HAVE BEEN COMPUTED ON THE BASIS OF A PRICE OF $136.45 per UBS AG ORDINARY SHARE, THE AVERAGE OF THE HIGH AND LOW SALE PRICES PER UBS AG ORDINARY SHARE ON THE NEW YORK STOCK EXCHANGE COMPOSITE TAPE ON NOVEMBER 13, 2000.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

                                EXPLANATORY NOTE



     As permitted by Rule 428 under the Securities Act of 1933, as amended (the"Securities Act"), this registration statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plan covered by thi registration statement, as required by Rule 428(b) under the Securities
Act. Such documents are not being filed with the Securities and Exchange Commission as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.           INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents filed by UBS AG (the "Company") are hereby incorporated by reference in this registration statement:

         The Company's Annual Report on Form 20-F for the year ended December 31, 1999, filed pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"), as amended or supplemented by the prospectus filed by the Company pursuant to Rule 424(b)(1) on October 3, 2000;

         The Company's reports on Form 6-K filed on May 25, 2000, July 12, 2000, July 17, 2000, July 26, 2000, October 2, 2000, October 11, 2000, October 24,
2000, October 27, 2000 and November 6, 2000 pursuant to the Exchange Act;

         The description of the Company's Ordinary Shares, par value CHF 10 per share, contained in the Company's registration statement on Form 20-F filed with the Commission on May 9, 2000, pursuant to the Exchange Act (Registration No. 00115026) including any amendments or reports filed for the purposes of updating such description;

         All documents filed by the Company pursuant to Section 13(a) and 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the filing date of such documents.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4.           DESCRIPTION OF SECURITIES

UBS AG OMNIBUS STOCK PLAN.

                  Not applicable.

UBS AG EQUITY INCENTIVE PROGRAM.

DEFERRED COMPENSATION OBLIGATIONS.

         Under the UBS AG Equity Incentive Program (the "Program"), the Company will provide eligible employees with the opportunity to defer a specified percentage or dollar amount of their compensation or a portion of their annual incentive award. This amount, along with any employer matching contribution which may be provided for, will then be credited to an account which the Company will establish on its books in the name of the eligible employee. Eligible employees may elect to have amounts credited to their account under any of several notional investment options, including, without limitation, notional UBS ordinary shares, notional buy low or cash, or "BLOC" certificates or notional UBS warrants.

         The obligation of the Company ultimately to pay such deferred amounts in accordance with the Program (the "Deferred Compensation Obligations") will be unsecured obligations of the Company and will rank pari passu with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. In addition, the rights of participants in the Program are subject to the prior claims of creditors of the Company's subsidiaries. A description of the Company's warrants and BLOC Certificates and any other deferred investment indices will be included in the documents referred to in Part I of this Registration Statement and delivered to participants in the Program. Sample warrants and BLOC certificates, as well as sample terms and conditions thereof, are filed as exhibits to this registration statement.


         The employee's election, in accordance with the terms of the Program, will determine the amount of compensation to be deferred. At the time the participant makes a deferral election, he or she will specify the date on which payment of the balance of the account will be made or commenced.

         The Compensation Committee of the Office of the Chairman (the "Committee") will from time to time identify the deferred investment indices which may be used to measure the notional return (positive or negative) to be credited or debited to the balance of a participant's account. The Committee will also establish rules regarding each of the deferred investment indices. The type of payment which participants may receive at the end of the deferral period will depend on the rules applicable to the deferral investment index or indices elected by that employee. Depending on the rules for a particular index, obligations may be paid in the form of the Company's ordinary shares, in cash, or in some combination thereof. A participant may also be allowed to make an election to receive such payment in Company shares, in cash or in some combination thereof.

         The rights, benefits and payments under the Program are not subject to assignment, sale or other transfer nor are they liable or subject in any manner to attachment, garnishment or execution; except that a participant will be permitted to transfer and assign his or her rights under the Program to, but only to, a trust, limited liability company or partnership of which all of the beneficiaries, members or partners are either a) the transferring participant or
b) members of his or her immediate family. This type of transfer is subject, however, to compliance with all applicable tax, securities and other laws and to the responsible employer's determination (based on the advice of counsel) that the assignment or transfer will not result in the occurrence of a taxable event. Notwithstanding the above, a participant's right to the Deferred Compensation Obligations may be transferred pursuant to a written designation of beneficiary under the Program.

         Except in the case of the retirement, death or disability of the participant, the Deferred Compensation Obligations are not subject to redemption, in whole or in part, prior to the individual payment dates specified by the participants, at the option of the Company or through operation of a mandatory or optional sinking fund or analogous provision. However, the Company reserves the right to amend or terminate the Program at any time, except that no such amendment or termination shall reduce retroactively the right of a participant to the balance of his or her deferred account as of the date of such amendment or termination.

         The Deferred Compensation Obligations are not convertible into another security of the Company. The Deferred Compensation Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company. No trustee has been appointed having the authority to take action with respect to the Deferred Compensation Obligations, and each employee participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Deferred Compensation Obligations, enforcing covenants and taking action upon a default.

         The Program may be amended or terminated, including the terms and conditions described above at any time, provided that any amendment of the Program may not adversely affect the rights of any participant to receive benefits under the Program in accordance with its terms in effect prior to such amendment.

ITEM 5.           INTERESTS OF NAMED EXPERTS AND COUNSEL

                  Not applicable.

ITEM 6.           INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Neither the Company's articles of association nor Swiss statutory law contain provisions regarding the indemnification of directors and officers.

         According to general principles of Swiss employment law, an employer may, under certain circumstances, be required to indemnify an employee against losses and expenses incurred by him in the execution of his duties under the employment agreement, unless the losses and expenses arise from the employee's gross negligence or willful misconduct.

         The Company maintains directors' and officers' insurance for its directors and officers.

ITEM 7.           EXEMPTION FROM REGISTRATION CLAIMED

                  Not applicable.

ITEM 8.           EXHIBITS

No.          Description
---          -----------

4.1          Articles of Association of UBS AG.

4.2          Organization Regulations of UBS AG.

4.3          UBS AG Equity Incentive Program.

4.4          Sample Global Warrant Certificate.

4.5          Sample Warrant Terms and Conditions.

4.6          Sample Global BLOC Certificate.

4.7          Sample BLOC Certificate Terms and Conditions

5.1          Opinion of Baer & Karrer, Swiss counsel to the Company.

23.1         Consent of Ernst & Young Ltd.

23.2         Consent of Baer & Karrer. (Included in Exhibit 5 hereto.)

24           Power of Attorney.


ITEM 9.           UNDERTAKINGS

         The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this Item 9 do not apply if the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10 (a) (3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a) (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)
(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13, or Section 15 (d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the Form F-3.

(5) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Zurich, Switzerland, on November 20, 2000.


                                    UBS AG



                                    By:  /s/ Luqman Arnold
                                        -----------------------------------
                                    Name:    Luqman Arnold
                                    Title:   Chief Financial Officer


                                    By:  /s/ Robert B. Mills
                                        -----------------------------------
                                    Name:    Robert B. Mills
                                    Title:   Managing Director

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the indicated capacities on November 20, 2000.

Name                                         Title
----                                         -----

by:              *                           President and Group
      ---------------------------            Chief Executive Officer
Name: Marcel Ospel                           (Principal Executive Officer)

by:              *                           Chief Financial Officer
      ---------------------------            (Principal Financial Officer)
Name: Luqman Arnold

by:              *                           Group Controller
      ---------------------------            and Member of Group Managing Board
Name: Hugo Schaub                            (Principal Accounting Officer)

by:              *                           Chairman of the Board of Directors
      ---------------------------
Name: Alex Krauer


by:              *                           Vice Chairman of the Board of Directors
      ---------------------------
Name: Alberto Togni


by:              *                           Vice Chairman of the Board of Directors
      ---------------------------
Name: Markus Kundig

by:              *                           Member of the Board of Directors
      ---------------------------
Name: Peter Bockli


by:              *                           Member of the Board of Directors
      ---------------------------
Name: Eric Honegger


by:              *                           Member of the Board of Directors
      ---------------------------
Name: Rolf A. Meyer


by:              *                           Member of the Board of Directors
      ---------------------------
Name: Hans Peter Ming


by:                                          Member of the Board of Directors
      ---------------------------
Name: Andreas Reinhart




*  By Power of Attorney


/s/ Luqman Arnold
------------------------------------
    Luqman Arnold

         Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the Authorized Representative has duly caused this Registration Statement to be signed, solely in his capacity as the duly authorized representative of UBS AG in the United States, in The City of New York, State of New York, on the 20th day of November, 2000.




                                           By: /s/ Robert B. Mills
                                              ---------------------------
                                           Name:  Robert B. Mills
                                           Title: Managing Director

         The Plan. Pursuant to the requirements of the Securities Act of 1933, as amended, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of New York, State of New York, on the 20th day of November, 2000.




                                         UBS AG EQUITY INCENTIVE PROGRAM



                                         By: /s/ Thomas F. Connolly
                                            -----------------------------
                                         Name: Thomas F. Connolly

                                         Title: Managing Directir, Global
                                                Compensation and Benefits

                                INDEX TO EXHIBITS

4.1               Articles of Association of UBS AG.

4.2               Organization Regulations of UBS AG.

4.3               UBS AG Equity Incentive Program.

4.4               Sample Global Warrant Certificate.

4.5               Sample Warrant Terms and Conditions.

4.6               Sample Global BLOC Certificate.

4.7               Sample BLOC Certificate Terms and Conditions.

5.1               Opinion of Baer & Karrer, Swiss counsel to the Company.

23.1              Consent of Ernst & Young Ltd.

23.2              Consent of Baer & Karrer. (Included in Exhibit 5 hereto.)

24                Power of Attorney.